Exhibit 14.1

Code of Conduct and Ethics

The Board of Directors of Global Future City Holding, Inc. (the “Company”) has adopted this Code of Conduct and Ethics (this “Code”) for its directors, officers and other employees (individually, “Party”, and collectively, “Parties”).  As used herein, the principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions are sometimes also referred to as the “Senior Financial Officers”.

This Code has been reasonably designed to deter wrongdoing and to promote:

•	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
•	Full, fair, accurate, timely, and understandable disclosure in reports and documents that a registrant files with, or submits to, the Securities and Exchange Commission and in other public communications made by the Company;
•	Compliance with applicable governmental laws, rules and regulations;
•	The prompt internal reporting to an appropriate person or persons identified in this Code of violations of this Code; and
•	Accountability for adherence to this Code

Honest and Ethical Conduct

The Parties are expected to act and perform their duties ethically and honestly and with the utmost integrity. Honest conduct is considered to be conduct that is free from fraud or deception. Ethical conduct is considered to be conduct conforming to accepted professional standards of conduct. Ethical conduct includes the ethical handling of actual or apparent conflicts of interest between personal and professional relationships as discussed in below.

Specifically, each Party must:

•	Act with integrity, including being honest and candid while still maintaining the confidentiality of Company information where required or in the Company's interests.

•	Observe and fully comply with applicable SEC and governmental laws, rules and regulations.

•	Comply with the requirements of applicable accounting and auditing standards and Company policies in the maintenance of a high standard of accuracy and completeness in the Company's financial records.

•	Adhere to a high standard of business ethics and not seek competitive advantage through unlawful or unethical business practices.

Conflicts of Interest

A conflict of interest exists where the interests or benefits of one person or entity conflict or appear to conflict with the interests or benefits of the Company. While it is not possible to describe every situation in which a conflict of interest may arise, the Parties must never use or attempt to use their position with the Company to obtain improper personal benefits. Any Party who is aware of a conflict of interest, or is concerned that a conflict might develop, is required to discuss the matter with a higher level of management or the General Counsel promptly. Senior Financial Officers may, in addition to speaking with the General Counsel, also discuss the matter with the Audit Committee.

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Disclosure

Senior Financial Officers are responsible for ensuring that the disclosure in the Company’s periodic reports is full, fair, accurate, timely and understandable. In doing so, Senior Financial Officers shall take such action as is reasonably appropriate to (i) establish and comply with disclosure controls and procedures and accounting and financial controls that are designed to ensure that material information relating to the Company is made known to them; (ii) confirm that the Company’s periodic reports comply with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and (iii) ensure that information contained in the Company’s periodic reports fairly presents in all material respects the financial condition and results of operations of the Company.

Senior Financial Officers will not knowingly (i) make, or permit or direct another to make, materially false or misleading entries in the Company’s, or any of its subsidiary’s, financial statements or records; (ii) fail to correct materially false and misleading financial statements or records; (iii) sign, or permit another to sign, a document containing materially false and misleading information; or (iv) falsely respond, or fail to respond, to specific inquiries of the Company’s independent auditor or outside legal counsel.

Compliance

It is the Company’s policy to comply with all applicable laws, rules and regulations. It is the personal responsibility of each Party to adhere to the standards and restrictions imposed by those laws, rules and regulations, and in particular, those relating to accounting and auditing matters.

Any Party who is unsure whether a situation violates any applicable law, rule, regulation or Company policy should discuss the situation with the General Counsel.

Internal Reporting

Parties shall take all appropriate action to stop any known misconduct by fellow Parties that violate this Code. To this end, Parties shall report any known or suspected misconduct to the General Counsel or, in the case of misconduct by a Senior Financial Officer, also to the Chair of the Company’s Audit Committee. Failure to do so is itself a breach of this Code. . The Company will not retaliate or allow retaliation for reports made in good faith.

To assist in the response to or investigation of the alleged violation, the report should contain as much specific information as possible to allow for proper assessment of the nature, extent and urgency of the alleged violation.  Without limiting the foregoing, the report should, to the extent possible, contain the following information:

the alleged event, matter or issue that is the subject of the alleged violation;

•	the name of each person involved;

•	if the alleged violation involves a specific event or events, the approximate date and location of each event; and

•	any additional information, documentation or other evidence available relating to the alleged violation.

Accountability

Any violation of this Code may result in disciplinary action, including termination, and if warranted, legal proceedings. This Code is a statement of certain fundamental principles, policies and procedures that govern the Parties in the conduct of the Company’s business. It is not intended to and does not create any rights in any employee, customer, supplier, competitor, shareholder or any other person or entity. The General Counsel and/or the Audit Committee will investigate violations and appropriate action will be taken in the event of any violation of this Code.

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Waivers and Amendments of the Code

The Company is committed to continuously reviewing and updating our policies and procedures. Therefore, this Code is subject to modification. Any amendment or waiver of any provision of this Code must be approved in writing by the Company’s Board of Directors and promptly disclosed pursuant to applicable laws and regulations. Any waiver or modification of the Code by a Senior Financial Officer will be promptly disclosed to stockholders if and as required by law or the rules of the stock exchange or over the counter trading system on which our stock is traded or quoted.

Other Policies and Procedures

This Code shall be the sole code of ethics adopted by the Company for purposes of Section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to it thereunder.  Insofar as other policies or procedures of the Company govern or purport to govern the behavior or activities of the Parties who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code.

Confidentiality

All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly.  Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the Board and its counsel, or independent auditors.

Internal Use

The Code is intended solely for the use by the Company and does not constitute an admission, by or on behalf of any person, as to any fact, circumstance, or legal conclusion.

Last Reviewed and Accepted on November 11, 2015

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